Exhibit 99.1




NEWS RELEASE
FOR IMMEDIATE RELEASE




   THE PROFIT RECOVERY GROUP INTERNATIONAL ANNOUNCES CONVERTIBLE DEBT OFFERING


ATLANTA, NOVEMBER 15, 2001 - The Profit Recovery Group International, Inc. (Nasdaq: PRGX) today announced that it intends to offer, subject to market and other conditions, $75 million of convertible subordinated notes due 2006 in a private placement. The notes will have a term of five years and will be convertible into the Company's common stock at the option of the holder, at a price to be determined that will be at a premium to the market price of the Company's common stock on the date of issuance of the notes. The offering is expected to close in November 2001. The Company may also issue up to an additional $11.25 million of notes to cover over-allotments in connection with the offering. The Company intends to use the net proceeds to repay a portion of the outstanding bank borrowings under the Company's bank credit facility.

The notes and the common stock issuable upon conversion have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the notes and common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.




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About The Profit Recovery Group  International,  Inc.
Headquartered in Atlanta, The Profit Recovery Group International, Inc. (PRG) is one of the world's leading providers of recovery audit services. PRG's continuing operations employ approximately 2,500 employees in 34 countries providing more than 2,500 clients with insightful value to optimize and expertly manage their business transactions. PRG's clients represent a variety of industries including retailing, wholesale distribution, manufacturing, government, high-tech and healthcare organizations. PRG was founded in 1990 and became a publicly-traded company in 1996. Shares of PRG are traded on the NASDAQ National Market under the symbol PRGX. For additional information visit our web site at www.prgx.com.



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Contacts:
          Shareholder Contact:                       Media & Client Contact:
          Leslie H. Kratcoski                        Michelle B. Duncan
          Investor Relations                         Corporate Communications
          (770) 779-3099                             (770) 779-3295




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